Memorandum of Agreement

This Memorandum of Agreement (the "MOA") is made and effective November 19, 2019.

BETWEEN:

SmartCard Marketing Systems Inc (OTC:SMKG) ("**SMKG**"), a corporation organized and existing under the laws of the State of Delaware, with its head office located at 20c Trolley Square, Wilmington DE 19806 USA and its Canadian office at 3131 Blvd Concorde E, Laval, Quebec

Represented by: Massimo Barone and Paul Continelli

AND

2 6 6 8 9 6 3 Ontario Inc. (the "**2668963** "), a corporation organized and existing under the laws of the Province of Ontario, with its head office located at 199 Bay Street , Suite 2200, Toronto, Ontario, M5L 2G4

Represented by: Beryl Chavez-Li and Gina Leslie

OVERVIEW

The following Memorandum of Agreement ("MOA") sets out the basic terms upon which **2668963,** an entity specializing in the tokenization market for assets, equity, goodwill and/or value points and rewards, and **SMKG**, a USA based company with a proprietary software portfolio for telecom, enterprise, bank and retail offerings, will enter into a Joint Venture ("JV"). These terms are comprehensive and additional terms, including reasonable warranties and representations, if needed will be added as an addendum to this Agreement.

OBJECTIVE

WHEREAS, **SMKG** and **2668963** will form a Joint Venture (the "JV") to brand a digital transformation software offering for Telecoms, Enterprises, Banks and Retail to convert their tangible assets, equity, goodwill or value points/rewards into digital tokens using the end to end tokenization platform of **2668963**.

1. UNDERTAKING BETWEEN THE PARTIES

It is the mandate of **2668963** to authorize **SMKG** to collect and host the source code, executable platform, database and web portal for **2668963**.

SMKG will provide a qualified professional in-house, specifically **SMKG**'s key CTO Mr. Lee Tang, to provide the vault on AWS setup and configuration to host the source code securely as well as publish the web portal services for the **2668963** site.

SMKG is not responsible for the condition of the existing source code and **2668963** understands and acknowledges that **SMKG** has not previously evaluated or seen the source code that it will be receiving. The above is being undertaken on a best efforts basis by **SMKG.**

SMKG will integrate the **2668963** source code to SMKG's existing technology portfolio and develop a marketing and sales plan with licensing parameters with the collaboration and approval of **2668963** for the launch of the new technology asset.

Step 1)

Preparation of the AWS configuration

Step 2)

Transfer of the source code and vault

Step 3)

Sign-off on assets

Step 4)

SMKG will provide a Project Manager to review the source code and familiarize with the source code to develop a strategy moving forward.

Step 5)

SMKG and **2668963** will determine a brand for the technology to identify with in the portfolio.

2. TERRITORY

The technology described as "the asset" falls under specific regulatory guidelines by territory. **SMKG** acknowledges the understanding of the regulatory requirements set forth by the governing jurisdictions. In addition, **SMKG** is a public entity and may be obliged to provide some guidelines to the SEC in the USA of this Agreement that **SMKG** is not declaring an ICO offering but rather providing a technology for tokenization of assets, equity, goodwill and/or value points/rewards.

3. SOFTWARE LICENSE

SMKG acknowledges that the source code is proprietary to **2668963** and is part of the mutual relationship of which **SMKG** has agreed to vault, manage and publish with the required hosting maintenance on a go forward basis.

4. THE SOFTWARE

The Software will consist of the modules or components and will perform the functions and comply with the proposals and specifications as agreed to by the JV undertaking in this relationship.

5. SOURCE CODE MAINTENANCE COSTS

The Source Code (the "Source Code") is solely that of **2668963**. **SMKG** may develop enhancements for the benefit of the JV at no upfront cost to **2668963**. Any of the costs can be deferred and recuperated by SMKG when Clients are licensed and onboarded.

6. CLIENTS

The Parties agree to develop a mutual offering for Clients for the rollout and for potential and future Clients wanting to participate in the offering.

7. EQUITY IN 2668963

SMKG will be issued fifty percent (50 %) of the equity in **2668963** in the form of common shares in the capital of **2668963** and a shareholders agreement will be executed between **2668963** and SMKG when the JV technology asset is complete as contemplated by this MOA and ready to go-live. An evaluation if $1m usd was established for the value of the company equity related to source code.

SMKG and 2668963 agree to use best efforts to provide any required information in a timely manner to finalize the scope of the work and move the JV contemplated by this MOA forward. 2668963 and SMKG will work together in an expeditious manner to finalize the project plan and the marketing plan and will use best efforts to achieve the earliest launch date possible.

8. COLLABORATION IN GOOD FAITH

SMKG and 2668963 agree to work together on an ongoing basis for the following purposes:

- To provide business development and expertise and consulting services to assist **2668963** to obtain business opportunities through the network of contacts available through Massimo Barone, Paolo Continelli, Beryl Chavez-Li and Gina Leslie;
- To provide liaison and communication with strategic partners;
- To assist **2668963** in the assessment of certain market information and business strategies relevant to the business; and,
- To provide on-going technical expertise to **2668963** in support of the business.

9. CONFIDENTIALITY

Each Party agrees that it shall not disclose to any third party any information concerning the customers, trade secrets, methods, processes or procedures or any other confidential, financial or business information of the other Party which it learns during the course of its performance of this Agreement, without the prior written consent of the other Party. The Confidentiality obligation shall survive the cancellation or other termination of this Agreement.

10. INDEMNITY

2668963 agrees to indemnify and hold harmless the **SMKG** and its subsidiaries or affiliates under its control, and their directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and expenses) arising out of or related to any claim that SMKG's use or possession of the Software or Documentation, infringes or violates the copyright, trade secret or other proprietary right of any third party. **2668963** shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that **SMKG** gives **2668963** prompt notice of any such claim of which it learns. No settlement which prevents **SMKG** from continuing to use the Software System as provided herein shall be made without **SMKG's** prior written consent. In all events, **SMKG** shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing.

11. ARBITRATION

The parties agree to submit any dispute under this Agreement to binding arbitration in the following location Montreal, Quebec, Canada where under the rules of the Court, judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

12. COMPLETE AGREEMENT

This Agreement sets forth the entire understanding of the Parties as to its subject matter and may not be modified except in a writing executed by both Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth first above, with full knowledge of its content and significance and intending to be legally bound by the terms hereof. Also both Parties have agreed to have this Agreement drafted in English.

About Smart Card Marketing Systems Inc.

SmartCard Marketing, Inc. (OTC: SMKG) is a Fintech solutions provider to the global payments industry delivering a cloud-based EMV Host platform to Issuing & Acquiring banks, telecoms & global enterprises. The company offers proprietary industry applications for payment acceptance. The company's brands include; Genorocity.com, a coupon & incentive management platform with QR Code payments acceptance, Check21SAAS.com a Remote Check Deposit solution, Mtickets.events a mobile ticketing & events management solution, Emphasispay.com an alternative payment transaction gateway & Articul8te.com its most recent offering for Task & Content management. For more information, go to www.smartcardmarketingsystems.com

SMKG **SmartCard Marketing Systems Inc**	**2668963 Ontario Inc.**
Authorized Signature	Authorized Signature
Massimo Barone, CEO	Gina Leslie, President